UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   June 1, 2011

MAGNEGAS CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-51883	26-0250418
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

150 Rainville Road
Tarpon Springs, FL 34689
 (Address of principal executive offices)(Zip Code)

Tel. No.: (727) 934-3448
 (Registrant’s telephone number, including area code)

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

MagneGas Corporation (the “Company”) issued a press release on June 3, 2011 announcing an investment in the Company by its China Partner. A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Securities Purchase Agreement

On June 1, 2011 (the “Closing Date”), the Company executed agreements for two private offerings of its common stock (each an “Offering”).  In connection with the Offerings, the Company entered into two securities purchase agreements (each a “Securities Purchase Agreement”) with DDI Industry International (Beijing) Co., Ltd (the “Investor”).  Pursuant to the first Securities Purchase Agreement, the Company issued an aggregate of 3,846,254 shares of its common stock (the “Shares”) to the Investor for a purchase price of $500,000, at $0.13 per share.  Pursuant to the second Securities Purchase Agreement, the Company will issue an aggregate of 3,333,333 Shares to the Investor for a purchase price of $561,248, at $0.168 per share.  While the Company has executed agreements for both Offerings, it has only received the proceeds from the $500,000 Offering.  The proceeds from the $561,248 Offering will be available to the Company 60 days from the Closing Date, at which time the 3,333,333 shares will be issued.  The Company intends to use the proceeds received from the Investor in the Offerings for an investment in the metal working market, cylinders and related matters.

Prior to this Offering, the Company and the Investor do have a material relationship.  In June 2010, the Company entered into an agreement with the Investor to form a Chinese joint venture (“MagneGas China”).  Pursuant to the agreement, the Investor acquired exclusive MagneGas™ Technology and manufacturing rights for the Greater China Market.  The Investor also acquired 14,814,815 shares of the Company’s common stock at a purchase price of $2 million and purchased a 300Kw Plasma Arc Refinery at a purchase price of $1.855 million.  The Company owns 20% of the equity in MagneGas China and the Company’s Chief Executive Officer, Dr. Ruggero Santilli, is a member of the board of directors.  Allen Feng, the President and Chief Executive Officer of the Investor, is also a member of the Board of Directors of the Company.

The foregoing descriptions of the terms of the Securities Purchase Agreements are qualified in their entirety by reference to the provisions of such agreement filed as Exhibits 10.1 and 10.2, to this Current Report on Form 8-K, which are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

The information contained in Item 1.01 is incorporated herein by reference in its entirety in response to this Item 3.02.

The sale of the Shares were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act, Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”) and/or Regulation S promulgated under the Securities Act (“Regulation S”).  We made this determination based on the representations of the Investor which included, in pertinent part, that such Investor was (a) an “accredited investor” within the meaning of Rule 501 of Regulation D, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (c) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S and upon such further representations from the Investors that (i) such Investor is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the Investor agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the Investor has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (iv) the Investor had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) the Investor has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Securities Purchase Agreement, dated June 1, 2011, by and between MagneGas Corporation and DDI Industry International (Beijing) Co., Ltd. for the principal amount of $500,000.

10.2	Securities Purchase Agreement, dated June 1, 2011, by and between MagneGas Corporation and DDI Industry International (Beijing) Co., Ltd. for the principal amount of $561,248.

99.1	Press Release, dated June 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNEGAS CORPORATION

Date: June 3, 2011	By:	/s/ Dr. Ruggero Maria Santilli
Dr. Ruggero Maria Santilli President and Chief Executive Officer